Prospectus Supplement
                                                                                                        Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 27, 2007)
                                                                                                  Registration File No. 333-125942

CHEMBIO DIAGNOSTICS, INC.

18,610,710 SHARES OF COMMON STOCK

This Prospectus Supplement supplements and amends the Prospectus dated April 27, 2007 (the “Prospectus”) relating to the sale from time to time of up to 18,610,710 shares of our common stock by certain selling stockholders.

On December 20, 2007, we filed with the Securities and Exchange Commission the attached Current Report on Form 8-K, which is included as part of this Prospectus Supplement.  The information in the Form 8-K, as well as the other information included in this Prospectus Supplement supplements the information contained in the Prospectus.

The information in the Prospectus under the heading “Selling Security Holders” at pages 9 through 13 of the Prospectus is amended and superseded by the information included herein.  In addition, the information in the Prospectus in the table under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” at pages 17 through 18 of the Prospectus is amended and superseded by the information included herein.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “CEMI.OB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 26, 2007.

SELLING SECURITY HOLDERS

The named selling security holders set forth below are offering shares of the Company's common stock.  The table below assumes the immediate exercise of all warrants to purchase common stock, without regard to other factors which may determine whether such exercises occur.  These factors include but are not limited to the terms of the warrant agreements, and the specific exercise price of the securities held by such selling security holder and its relation to the market price.  The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 15,720,961 shares of our common stock, plus any additional shares of common stock which they may receive at a later date pursuant to the anti-dilution provisions of certain warrants.  The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•	the number of shares of common stock beneficially owned as of December 26, 2007 and prior to the offering contemplated hereby;
•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus;
•	the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold;
•	the percentage of the Company's total outstanding shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby; and
•
in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling security holders (C)	Number of Shares of Common Stock Owned Before Offering (A)	Number of Shares to be Offered (B)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Alpha Capital AG [2,3]	1,894,024	660,000	1,894,024	3.07%
Bassett, Truman [1]	42,526	3,866	42,526	0.07%
Baum, Mark L. [2]	911,849	869,622	911,849	1.49%
Bell, Lon E. [2]	378,602	151,178	378,602	0.62%
Beller, Claudio [2]	129,254	11,470	129,254	0.21%
BioEquity Partners, Inc. [1,4]	109,375	84,375	109,375	0.18%
Breitbart, Ted [1,5]	14,208	14,208	14,208	0.02%
Bruce, Richard [1]	105,075	75	105,075	0.17%
Calamaro, Jean-Paul [2]	250,619	23,194	250,619	0.41%
Chrust, Steve [1]	11,605	11,605	11,605	0.02%
Clarke, John R.[1,6]	23,909	23,909	23,909	0.04%
Crestview Capital Master, LLC [7]	24,145,310	5,782,472	24,145,310	36.20%
Dabush, Ami [2]	460,336	45,871	460,336	0.76%
Daedalus Consulting, Inc.[8]	71,926	71,926	71,926	0.12%
Diamond Deecembra [8]	287,706	287,706	287,706	0.47%
DKR Soundshore Oasis Holding Fund, Ltd.[9]	835,499	835,499	835,499	1.36%
Eckert, Christopher & Lynn [2,10]	229,554	100,000	229,554	0.38%
Engel, Sam [1]	4,118	374	4,118	0.01%
Esfandiari, Javan [1]	754,580	2,007	754,580	1.24%
FAMALOM, LLC [8]	359,634	359,634	359,634	0.59%
Feldman, Stephen [1]	1,868	187	1,868	0.00%
Fuchs, Ari [2,6]	6,641	6,641	6,641	0.01%
Ginsberg, Mike [1]	2,375	216	2,375	0.00%
Glass, Marc [1]	1,883	1,883	1,883	0.00%
Goldberg, Jeffrey [1,11]	27,875	27,875	27,875	0.05%
Greenblatt, Phil [1]	10,347	941	10,347	0.02%
Gregoretti, Gordan	59,458	59,373	59,458	0.10%
Gressel, Daniel [1,12]	6,346	6,346	6,346	0.01%
Guzikowski, Frank J.[1]	178,114	16,192	178,114	0.29%
H.C. Wainwright & Co. [1,13]	53,715	53,715	53,715	0.09%
Haendler, Kurt [1]	91,621	45,998	91,621	0.15%
Haendler, Renata [1]	131,863	59,133	131,863	0.22%
Haendler, Tomas [2,14]	143,726	86,257	143,726	0.24%
Haim, Eduardo [1]	7,115	647	7,115	0.01%
Hamblett, Michael [15]	404,831	382,109	404,831	0.66%
Hanson, Andrew Merz [2,16]	158,105	60,471	158,105	0.26%
Ide, Bruce J.[2,17]	567,305	160,961	567,305	0.94%
Jacob, Sam [1]	10,000	10,000	10,000	0.02%
Jacoby, Richard A.[2]	473,955	213,811	473,955	0.78%
Joffe, Wendy [2]	31,703	2,057	31,703	0.05%
Jordan, Bruce [18]	65,418	7,761	65,418	0.11%
JP Turner [1,5]	41,250	41,250	41,250	0.07%
Keskinen, Karen [1]	1,579	144	1,579	0.00%
Klaus, Elaine [1]	2,242	204	2,242	0.00%
Knasin, Paul and Ellen [2]	177,696	76,608	177,696	0.29%
Koch, Scott F.[1,6]	158,400	158,400	158,400	0.26%
Kreger, Richard [18]	1,090,404	540,315	1,090,404	1.78%
Kurzman Partners, LP [19]	31,146	31,146	31,146	0.05%
Lankenau, Robert [1]	20,045	18,090	20,045	0.03%
Lanouette, Kevin P.	54,768	23,749	54,768	0.09%
Larkin, Richard [2]	215,967	30,486	215,967	0.36%
Lawrence, Colin [1]	7,115	647	7,115	0.01%
Ledowitz, Bill [1]	6,471	647	6,471	0.01%
Lifshitz, Joshua [20]	33,928	12,716	33,928	0.06%
Little Gem Life Sciences Fund LLC [21]	111,025	109,373	111,025	0.18%
Lyashchenko, Konstantin [1]	35,075	75	35,075	0.06%
Maloney & Company, LLC	24,484	5,876	24,484	0.04%
Mayer-Wolf, Mike [1]	18,379	1,671	18,379	0.03%
McCarthy, Michael [1]	4,145	377	4,145	0.01%
Metasequoia, LLC [2]	50,082	20,000	50,082	0.08%
Midtown Partners & Co., LLC [22]	261,122	56,824	261,122	0.43%
Millennium 3 Opportunity Fund, LLC [23]	4,006,610	1,557,376	4,006,610	6.45%
Moran, Sean	37,000	35,624	37,000	0.06%
MSAS Trust [2]	429,085	45,282	429,085	0.71%
Nite Capital, LP	584,508	534,374	584,508	0.96%
Pelossof, Avi [2]	6,000	6,000	6,000	0.01%
Pelossof, Elior [2]	411,238	34,650	411,238	0.68%
Phillips, Chris [8]	113,577	45,354	113,577	0.19%
Poole, Colin [2]	79,173	34,192	79,173	0.13%
Poole, John G.[1]	78,135	75,589	78,135	0.13%
Raker, Gilbert [2]	68,365	6,215	68,365	0.11%
Reibman, Spencer [1]	45,354	45,354	45,354	0.07%
Rohan, J. Rory [18]	257	257	257	0.00%
Rojas, Zilma [1]	360,212	166,489	360,212	0.60%
Sandler, J & S [1]	15,000	500	15,000	0.02%
Sandler, Mark and Lori [2]	8,287	753	8,287	0.01%
Schnipper, Steve [24]	19,305	15,094	19,305	0.03%
Schwartz, Eric [1]	62,379	19,955	62,379	0.10%
Seren, Stanley [1]	5,496	500	5,496	0.01%
Shapiro, Alex [1]	753	753	753	0.00%
Siderowf, Richard [2,25]	10,219	10,219	10,219	0.02%
Siebert Best, Ellen [2]	53,221	28,377	53,221	0.09%
Siebert, Lawrence [26]	37,322	2,140	37,322	0.06%
Sive Paget & Reisel [1]	7,289,605	-	7,289,605	11.58%
Smith, Robin [1,27]	2,055	187	2,055	0.00%
Spatacco, Jr., Anthony J. [28]	34,000	34,000	34,000	0.06%
Speer, Sandy [1]	73,836	72,304	73,836	0.12%
Spilka, R. Edward [2,29]	86,002	349	86,002	0.14%
Starboard Capital Markets, LLC [30]	369,277	100,000	369,277	0.61%
Starobin Partners [1,5]	17,588	12,931	17,588	0.03%
Straightline Capital Opportunities Fund I, LLC [2]	90,000	90,000	90,000	0.15%
Talesnick, Alan L. [2,31]	555,805	60,566	555,805	0.92%
TCMP3 Partners	295,349	94,930	295,349	0.49%
Thunderbird Global Corporation [2,32]	294,350	23,507	294,350	0.49%
Total M.I.S., Inc. [2]	85,710	45,638	85,710	0.14%
Tyson, John [2,33]	694,222	300,000	694,222	1.14%
Vicis Capital Master Fund [2,34]	16,250	16,250	16,250	0.03%
Wachs, Mark [2]	4,565,029	452,830	4,565,029	7.54%
Weiss, Gunther [1]	2,916	2,281	2,916	0.00%
Westbury Diagnostics, Inc. [2]	28,334	2,576	28,334	0.05%
	186,832	77,403	186,832	0.31%

	56,917,952	15,720,961	56,917,952

(A) Includes shares underling warrants and/or options held by the selling security holder that are covered by this prospectus, including any warrants and/or options that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(B) The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

(C) It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of purchase, had no agreements or understanding to distribute the securities.
[1] The sale of all of these shares is currently registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement in a single joint prospectus.
[2] The sale of all of these shares, except for less than 235,000 that represent dividend shares, currently is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[3] Konrad Ackerman has ultimate control over Alpha Capital AG and the shares held by Alpha Capital AG.
[4] Provides marketing consulting services to the Company.
[5] Affiliated with Wellfleet Partners.
[6] Affiliated with HC Wainwright, investment banking services.
[7]Affiliated with Dillion Capital, a NASD member. Robert Hoyt has ultimate control over Crestview Capital Master, LLC and the shares held by Crestview Capital Master, LLC.
[8] Affiliated with Midtown Partners & Co., LLC, investment banking services.
[9] DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is a master fund in a master-feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.
[10] Christopher Eckert is an employee of Smith Barney.
[11] Affiliated with Wellfleet Partners and Starobin Partners, investment banking services.
[12] Former Director of CDS.
[13] NASD member.
[14] Former President of CDS and Director.
[15] Employee of Starboard Capital Markets, LLC, investment banking services.
[16] Assisted the Company in fundraising.
[17] Former Director of CDS.
[18] Employee of Midtown Partners & Co., LLC, investment banking services.
[19] Affiliated with Needham & Company, investment banking services, until February 4, 2005.
[20] Except for 26,393 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[21] Except for 81,582 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[22] NASD member, assisted the Company in fundraising.
[23] Fred Fraenkel and Udi Toledano have ultimate control over Millennium 3 Opportunity Fund and the shares held by Millennium 3 Opportunity Fund.
[24] Except for 51,578 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[25] Registered sales representative with RBC Dain Rauscher.
[26] Except for 663,078 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[27] Provided marketing consulting services; affiliated with Wellfleet Partners and Starobin Partners.
[28] Assisted the Company in fundraising; employee of Starboard Capital Markets LLC.
[29] Stockholder of Lehman Brothers.
[30] NASD member.
[31] Partner at Patton Boggs LLP, our legal counsel.
[32] WSITE International Foundation (“WSITE”) is the ultimate beneficiary of Thunderbird Global Corporation. Gustavo Montilla is the Chairman of WSITE International Foundation and controls the daily affairs of WSITE.
[33] Provides marketing consulting services.
[34] Vicis Capital Master Fund’s investment manager is Vicis Capital, LLC. Shad Stastney, John Succo, and Sky Lucas have the ultimate control over the shares held by Vicis Capital Master Fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and each of our “named executive officers” and all of our directors and executive officers as a group as of December 21, 2007.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Lawrence Siebert (1) 3661 Horseblock Road Medford, NY 11763	7,289,605	11.58%
Javan Esfandiari (2) 3661 Horseblock Road Medford, NY 11763	554,580	0.91%
Richard J. Larkin (3) 3661 Horseblock Road Medford, NY 11763	215,967	0.36%
Alan Carus (4) 3661 Horseblock Road Medford, NY 11763	126,000	0.21%
Les Stutzman (5) 3661 Horseblock Road Medford, NY 11763	111,000	0.18%
Gary Meller (6) 3661 Horseblock Road Medford, NY 11763	111,000	0.18%
Katherine L. Davis (7) 3661 Horseblock Road Medford, NY 11763	36,000	0.06%
All officers and directors as a group(8)	8,444,152	13.23%
Vicis Capital Master Fund (9)	4,565,029	7.54%
Millenium 3 Opportunity Fund, LLC (10)	4,006,610	6.45%
Inverness Medical Innovations, Inc. (11)	5,367,840	8.87%
Crestview Capital Master, LLC (12)	24,145,310	36.20%

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.  Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by him.

The beneficial ownership percent in the table is calculated with respect to the number of outstanding shares (60,537,534) of the Company's common stock outstanding as of December 21, 2007.  Each stockholder's ownership is calculated as the number of shares of common stock owned plus the number of shares of common stock into which any preferred stock, warrants, options or other convertible securities owned by that stockholder can be converted within 60 days.

The term “named executive officer” refers to our chief executive officer and each of our other executive officers who received at least $100,000 of compensation in 2006.

(1)	Includes 4,863,874 shares of common stock, 220,000 shares issuable upon the exercise of options exercisable within 60 days and 2,205,731 shares issuable upon exercise of warrants.
(2)
Includes 220,073 shares of common stock, 332,500 shares issuable upon exercise of options exercisable within 60 days and 2,007 shares issuable upon exercise of warrants. Does not include 200,000 shares issuable upon exercise of options that are not exercisable within the next 60 days

(3)	Includes 51,031 shares of common stock, 137,500 shares issuable upon exercise of options exercisable within 60 days and 27,436 shares issuable upon exercise of warrants.
(4)
Includes 15,000 shares of common stock and 111,000 shares issuable upon exercise of options exercisable within 60 days.  Does not include 156,000 common shares that are not exercisable within the next 60 days.

(5)	Includes 111,000 shares of common stock issuable upon exercise of options exercisable within 60 days.
(6)	Includes 111,000 shares of common stock issuable upon exercise of options exercisable within 60 days. Does not include 156,000 common shares that are not exercisable within the next 60 days.
(7)	Includes 36,000 shares of common stock issuable upon exercise of options exercisable within 60 days. Does not include 144,000 shares of common stock that are not exercisable within the next 60 days.
(8)
Includes 5,149,978 shares of common stock, 1,059,000 sharesof common stock issuable upon exercise of options exercisable within 60 days and 2,235,174 shares issuable upon exercise of warrants.  Does not include 656,000 shares issuable upon exercise of options that are not exercisable within the next 60 days.

(9)	Includes 4,565,029 shares of common stock.
(10)	Includes 2,449,234 shares of common stock and 1,557,376 shares issuable upon exercise of warrants.
(11)	Includes 5,367,840 shares of common stock.
(12)	Includes 17,976,254 shares of common stock and 6,169,056 shares issuable upon exercise of warrants.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2007 (December 18, 2007)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES

In connection with the exercise of warrants on a cash basis pursuant to the Plan (defined below in Item 7.01), on December 19, 2007, the Company issued 2,723,403 shares of common stock. The Company received $1,089,361 as consideration for these issuances.  These issuances were completed in reliance on exemptions from registration under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).  These transactions qualified for exemption from registration because (i) the securities were issued to accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the warrant exercisers received “restricted securities.”

In connection with the exercise of warrants on a cashless basis pursuant to the Plan, on December 19, 2007, the Company issued 963,163 shares of common stock.  The Company did not receive any cash as consideration for these issuances, but rather these warrants were exercised on a cashless basis (described below in Item 7.01).  These issuances were completed in reliance on exemptions from registration under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.  These transactions qualified for exemption from registration because (i) the securities were issued to accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received “restricted securities.”

On December 19, 2007, the Company also issued 1,273,235 shares of common stock as payment of dividends to holders of its Series A, Series B and Series C Preferred Stock.  No cash was exchanged in this issuance.  These dividend shares were issued in connection with the Company’s sale of Series A Preferred Stock in May 2004, the Company’s sale of Series B Preferred Stock in January 2005 and March 2006, and its sale of Series C Preferred Stock in September and October 2006, which were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state laws pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.  These issuances qualified for exemption from registration because (i) the securities were issued to accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; and (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering.

On December 19, 2007, the Company also issued 2,395,466 warrants to purchase shares of common stock to holders of certain of the Company’s Non-Employee Warrants that did not consent to the Plan transactions.  No cash was exchanged in these issuances, and these warrants were issued pursuant to the application of the anti-dilution provisions existing in certain of the Non-Employee Warrants.  The exercise prices of certain of the Non-Employee Warrants held by non-consenting holders was also reduced to $0.40 pursuant to the terms of these warrants, and these non-consenting holders are permitted to exercise their warrants for cash only at $0.40 per share until the expiration of the warrants.  These issuances were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state laws pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.  These issuances qualified for exemption from registration because (i) the securities were issued to accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received “restricted securities.”

On December 19, 2007, the Company issued 41,260,568 shares of Common Stock based on the conversion of the Company’s Series A, Series B and Series C Preferred Stock.  No cash was exchanged in these issuances.  These issuances were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state laws pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.  These issuances qualified for exemption from registration because (i) the securities were issued to accredited investors only; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) each purchaser was provided the opportunity to ask questions and receive answers from the Company regarding the offering; and (iv) the purchasers received “restricted securities.”

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS, CHANGE IN FISCAL YEAR

On December 19, 2007, the Company’s Board of Directors amended its bylaws to adopt a new bylaw to limit the application of Nevada Revised Statutes 78.378 to 78.3793, inclusive, to the Company.  The Company’s adoption of the new bylaw will exempt the Company from the provisions of the Nevada Revised Statutes applicable to the acquisition of a controlling interest by existing or future stockholders.

ITEM 7.01.                        REGULATION FD DISCLOSURE.

On December 18, 2007 (the “Proposed Plan Closing Date”), the Company extended the date for the voting period to December 19, 2007, on the proposed amendments to the governing documents for the Company’s Series A, Series B and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”) and for certain warrants and options (collectively, the “Non-Employee Warrants”) not including options or warrants issued to employees or directors in their capacity as such (these actions collectively, the “Plan”).  On December 19, 2007 (the “Closing Date”), the Plan transactions were approved by the Company and the requisite percentages of the holders of the Preferred Stock and the Non-Employee Warrants, and the Plan was consummated.  The results of the Plan and the modified terms of the Preferred Stock and the Non-Employee Warrants are set forth below.

Pursuant to the terms of the Plan, on the Closing Date, all of the outstanding Series A and Series B Preferred Stock, other than the Series A Preferred and Series B Preferred held by the Company’s Chief Executive Officer, Lawrence A. Siebert, was converted into 21,538,479 shares of the Company’s $.01 par value common stock (the “Common Stock”) at a conversion rate of $0.40 per share of Common Stock.  The Series A Preferred and Series B Preferred held by Mr. Siebert was converted at the rate of $0.48 per share into 2,534,593 shares of Common Stock.  All of the outstanding Series C Preferred Stock was also converted into 17,187,496 shares of Common Stock at the rate of $0.48 per share, and the Company issued 1,273,235 shares of Common Stock as payment for any accrued but unpaid dividends on any shares of the Preferred Stock outstanding on the Closing Date.

On the Closing Date, the holders of all the Non-Employee Warrants were permitted to exercise their Non-Employee Warrants for cash at a reduced exercise price of $0.40 per share, or on a cashless basis at an exercise price of $0.45 per share.  The exercise of these Non-Employee Warrants on a cash and cashless basis resulted in the Company issuing 3,686,566 shares of Common Stock. Non-Employee Warrant Holders that exercised at least 10% of their Non-Employee Warrants for cash at $0.40 per share on the Closing Date are now permitted, but not required, to exercise the remaining balance of their Non-Employee Warrants for cash or on a cashless basis at an exercise price of $0.45 per share at any time on or before June 30, 2008.

Pursuant to the terms of the approved Plan, if a Non-Employee Warrant holder exercised at least 10% of its warrants for cash at the Closing Date, but does not exercise the remaining balance of its warrants for cash or on a cashless basis on or before June 30, 2008, the exercise price of its remaining warrants will revert to the original exercise price on July 1, 2008, at which time they will be permitted to exercise their Non-Employee Warrants on a cash or a cashless basis.

For a consenting Non-Employee Warrant holder that did not exercise at least 10% of its warrants for cash at the Closing Date, the exercise price of its warrants will revert to the original exercise price, subject to any applicable adjustment, on December 20, 2007.  Beginning April 1, 2008, in addition to being exercisable for cash, a Non-Employee Warrant holder that did not exercise at least 10% of its warrants for cash at the Closing Date will be permitted to exercise their warrants on a cashless basis based on the VWAP for the ten-trading day period that ends on the first trading day immediately preceding the date of such warrant exercise.  The Plan amendments also provide that for those Non-Employee Warrant holders that consented to the Plan, the anti-dilution and price reduction provisions of the Non-Employee Warrants will not cause any adjustment to the exercise price or number of shares issuable based on any issuance or other action taken in connection with the Plan.

Certain holders of the Non-Employee Warrants did not consent to the Plan transactions.  Pursuant to the anti-dilution terms existing in certain of the Non-Employee Warrants held by these non-consenting holders, the number of warrants that theses non-consenting holders are permitted to exercise has been increased by 2,395,466.  In addition, the exercise prices of certain of the Non-Employee Warrants held by non-consenting holders was reduced to $0.40 pursuant to the terms of these warrants, and these non-consenting holders are permitted to exercise their warrants for cash only at $0.40 per share until the expiration of the warrants.

The Plan’s cashless exercise provision permits Non-Employee Warrant holders to use any excess of the market price of the Company’s Common Stock over the exercise price of a Non-Employee Warrant as part of the exercise price for another Warrant by submitting both warrants at the time of exercise.  Pursuant to the Plan, Non-Employee Warrant holders were permitted at the Closing Date to use the greater of (i) $0.53 or (ii) the VWAP for the ten-trading day period that ended on December 17, 2007 as the value of the Common Stock, so that each Non-Employee Warrant used as part of the exercise price payment on the Closing Date represented the difference between the greater of these two values and the $0.45 Non-Employee Warrant exercise price.  In addition, Non-Employee Holders that exercised at least 10% of all of such holder's Non-Employee Warrants for cash on the Closing Date are permitted between the Closing Date and June 30, 2008 to use the difference between the greater of these two values and the $0.45 Non-Employee Warrant exercise price as part of their exercise price payment.  Non-Employee Warrant Holders that did not exercise (x) at least 10% of all of such holder's Non-Employee Warrants for cash at the Closing Date, or (y) its Non-Employee Warrants on cashless basis at $0.45 per share on the Closing Date will only be permitted to exercise its Non-Employee Warrants on a cashless basis beginning on April 1, 2008, and at that point the value of a warrant to be used as part of the exercise price payment in such cashless exercise will equal the excess of the VWAP for the ten-trading day period that ends on the first trading day immediately preceding the date of such warrant exercise over the exercise price of a warrant.

In connection the Plan closing, the Company obtained $1,089,361 of Non-Employee Warrant cash exercises on the Closing Date.

The Company worked with Collins Stewart LLC (“Collins Stewart”), an investment banking advisor, with respect to the Plan transactions.  As compensation for the services rendered by Collins Stewart, the Company will pay Collins Stewart certain cash fees, as well as reimbursement, up to specified thresholds, for its reasonable counsel and out-of-pocket expenses related to the Plan.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits.

3	New Article VI of Bylaws for Chembio Diagnostics, Inc.

99.1 Press Release titled “Chembio Diagnostics Completes Process To Simplify Its Capital Structure, Raises Approximately $1.1 Million” issued December 20, 2007.

*           *           *           *           *

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.  This Current Report on Form 8-K does not constitute a determination of whether any information included herein is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 20, 2007                                                        Chembio Diagnostics, Inc.

By:  /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer

Exhibit Index

Exhibit              Description

3              New Article VI to the Bylaws of Chembio Diagnostics, Inc.
99.1              Press release issued on December 11, 2007.

Exhibit 3:   New Article VI to the Bylaws of Chembio Diagnostics, Inc.

Article VI:
The Corporation elects not to be governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, and Nevada Revised Statutes 78.378 to 78.3793, inclusive, do not apply to the Company or to an acquisition of a controlling interest in the Company by all existing stockholders and classes of stockholders of the Company and all future stockholders and classes of stockholders of the Company.

Exhibit 99.1 Press Release

CHEMBIO COMPLETES PLAN
TO SIMPLIFY ITS CAPITAL STRUCTURE, RAISES APPROXIMATELY $1.1 MILLION

Conference Call Scheduled Today at 11a.m. ET

MEDFORD, N.Y. (December 20, 2007) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) today announced that it has completed its plan (the “Plan”) to simplify its capital structure.  Under the terms of the Plan, all of the Company’s shares of Series A, Series B and Series C convertible preferred stock were converted into shares of Chembio common stock.  As a result of the Plan transactions, the Company’s capital structure now consists of approximately 60.5 million shares of common stock outstanding, and 21.9 million warrants and options outstanding.

A condition to finalizing the Plan was that the Company had to raise at least $1.0 million through the cash exercise of outstanding warrants.  The Company satisfied this condition, and through the Plan closing date, approximately $1.1 million had been raised through cash exercises of warrants.  Additionally, as part of the Plan, approximately 9.2 million warrants are eligible to be exercised at a reduced price of $0.45 per share for approximately 6 months.

"The Plan transactions significantly simplify our capital structure, and also improve our financial condition as we grow our business and progress toward profitability,” said Lawrence Siebert, Chairman and Chief Executive Officer of Chembio Diagnostics.  "We believe that the Plan was accomplished in a way that limits dilution to common stockholders, and in a way that will allow the capital markets to more accurately value our Company.”

Please see a copy of our 8-K for a full discussion of all the Plan transactions completed yesterday.

Collins Stewart LLC advised the Company on the transaction.

CONFERENCE CALL
The Company has scheduled a conference call and web-cast for 11 a.m. ET this morning.  Participants may access the call by dialing toll free (877) 407-0782 in the U.S. or (201) 689-8567 outside the U.S.  The conference call also will be available via the internet at http://www.vcall.com/IC/CEPage.asp?ID=124334 or through the Investor Center section of www.chembio.com, and will be archived on the Company’s website for 90 days.

ABOUT CHEMBIO DIAGNOSTICS
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™.  Headquartered in Medford, N.Y. with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company Contact:                                                                           Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                                           Lippert/Heilshorn & Associates, Inc.
Matty Arce                                                                           Anne Marie Fields (afields@lhai.com)
(631) 924-1135, ext. 123                                                                           (212) 838-3777
www.chembio.com                                                                           Bruce Voss (bvoss@lhai.com)
        (310) 691-7100
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